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                                                                    Exhibit 99.1

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

      This Second Amendment to Employment Agreement (this "Second Amendment") is effective as of December 18th, 2004 by and among Kramont Operating Partnership, L.P., a Delaware limited partnership (the "Company"), Kramont Realty Trust, a Maryland real estate investment trust ("Kramont") and Louis P. Meshon, Sr. ("Executive").

                                   BACKGROUND

      WHEREAS, Kramont and Executive have entered into an Employment Agreement dated effective as of June 16, 2000, as amended by a First Amendment to Employment Agreement dated effective as of July 1, 2004 (herein referred to as "Employment Agreement") wherein the parties agreed to the terms and conditions of Executive's employment with the Company; and

      WHEREAS, the parties hereto desire to further amend certain of the terms and conditions of the Employment Agreement.

      NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. The definition of "Change of Control" set forth in Paragraph 7(e) of the Employment Agreement is amended and Paragraph 7(e) of the Employment Agreement is restated to read in its entirety as follows:

      "(e) Executive shall have the right to terminate his employment under this Agreement for Good Reason. "Good Reason" means (i) the assignment to Executive of any duties materially inconsistent with his status as President and Chief Executive Officer of the Company; (ii) a material breach by the Company of any material provision of this Agreement which breach is not remedied within thirty
(30) days after receipt by the Company of notice thereof from Executive or, notwithstanding such cure, repeated or systematic and material breaches by the Company of any material provision of this Agreement; or (iii) any Change in Control of the Company. "Change of Control" means the closing of a transaction or a series of related transactions which involves (i) a transfer of all or substantially all of Kramont's or the Company's assets and business (whether structured as an acquisition, sale of assets, merger, consolidation or otherwise, and whether or not Kramont or the Company is the surviving entity of the transaction); (ii) an exchange of 35% or more of equity securities of Kramont for assets or stock of another entity or Person, or (iii) the election to the Company's Board of Trustees after a transaction described in (i) or (ii) of this paragraph of new trustees not formerly associated with Kramont constituting a majority of the number of Trustees of the Company then in office."

      2. The second sentence of Paragraph 7(f) is hereby replaced in its entirety with the following language:
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      "Upon termination of Executive's employment under Paragraph 7(e) of this
Agreement, in addition to the benefits provided under Paragraph 4(d):
(i) Executive shall become immediately entitled to receive a lump sum payment by Kramont(or its successor in interest) in an amount equal to three (3) times the sum of the annual Base Salary and bonus, plus all accrued and unpaid bonus and other awards and unreimbursed expenses; (ii) all stock options and other awards subject to vesting period not then expired shall, effective upon such Closing, become fully vested; and (iii) Kramont (or its successor in interest) shall continue the medical, dental and life insurance coverages (or coverage similar thereto) being provided Executive immediately prior to the date of termination of employment which shall be continued in effect, at the Company's expense (provided that coverage can be obtained at commercially reasonable rates), for a period ending on the sooner of three years from the date of termination of employment or the date in which Executive obtains new employment which provides him with such coverage; provided, however, that in no event shall any payment be made under this Section 7(f) to the extent such payment would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, of 1986, as amended (the "Code") determined without regard to
Section 280G(b)(4) of the Code. For purposes of computing the sum of the Base Salary and bonus due hereunder, bonus shall mean the regular average annual bonus as determined previously by the Board's Compensation Committee paid to the Executive during the three years prior to the event giving rise to the payment. Executive shall have no obligation to mitigate the Company's severance obligations under this paragraph and no amounts earned by Executive following such termination shall be deemed to reduce the payments required under this Paragraph 7(f). Such payments shall be in lieu of any and all entitlements that Executive may have by contract or otherwise. Any payments hereunder shall be conditioned on the execution by the Executive of a General Release in a form satisfactory to Kramont (other than with respect to the obligation of Kramont and the Company or their successors in interest hereunder)."

      3. Paragraph 9(a) of the Employment Agreement in amended and restated to read in its entirety as follows:

         "(a) Not to hire, directly or indirectly, or entice or participate in any efforts to entice to leave the Company's employ, any person who was an employee of the Company, provided however that this restriction shall not apply to Louis P. Meshon, Jr."

      4. Paragraph 9(b) of the Employment Agreement is hereby deleted in its entirety.

      5. This Second Amendment and the Employment Agreement represent the entire understanding between the parties and supersedes all other oral or written agreements between the parties. The Employment Agreement, as amended by this Second Amendment, is hereby ratified and confirmed and remains in full force and effect.

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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Second Amendment as of the date and year first above written.

                                             KRAMONT OPERATING PARTNERSHIP, L.P.

                                             By: /s/ Carl E. Kraus
                                                 ------------------------------
Dated: 12/18/04                                  Carl E. Kraus
                                                 Sr. Vice President and
                                                 Chief Financial Officer

                                             KRAMONT REALTY TRUST

                                             By: /s/ Carl E. Kraus
                                                 ------------------------------
Dated: 12/18/04                                  Carl E. Kraus
                                                 Sr. Vice President and
                                                 Chief Financial Officer

                                             EXECUTIVE

                                             By: /s/ Louis P. Meshon, Sr.
                                                 ------------------------------
Dated: December 18, 2004                         Louis P. Meshon, Sr.

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